FOR IMMEDIATE RELEASE

CONTACT
Gregory F. Hughes
Chief Operating Officer and
Chief Financial Officer
—or—
Heidi Gillette
Investor Relations
(212) 594-2700

SL Green Realty Corp. Announces Expiration and Final Results of Cash Tender Offer

New York, NY, April 8, 2010 - SL Green Realty Corp. (the “Company”) (NYSE: SLG) announced today the expiration and final results of its previously announced cash tender offer (the “Tender Offer”) to purchase up to $250,000,000 aggregate principal amount of the outstanding 3.000% Exchangeable Senior Notes due 2027 (the “3.000% Notes”) issued by the Company’s operating partnership, SL Green Operating Partnership, L.P. (“SL Green OP”), and the outstanding 4.000% Exchangeable Senior Debentures due 2025 (the “4.000% Notes”), 5.150% Notes due 2011 (the “5.150% Notes”) and 5.875% Notes due 2014 (the “5.875% Notes, and together with the 3.000% Notes, the 4.000% Notes and the 5.150% Notes, the “Notes”) issued by Reckson Operating Partnership, L.P. (“Reckson”), a wholly-owned subsidiary of SL Green OP.

The Tender Offer expired at 12:00 midnight, New York City time, on April 7, 2010 (the “Expiration Date”).  As of the Expiration Date, $124,382,000 aggregate principal amount of Notes were validly tendered and not withdrawn, comprising $13,018,000 aggregate principal amount of the 3.000% Notes, $13,195,000 aggregate principal amount of the 4.000% Notes, $38,784,000 aggregate principal amount of the 5.150% and $59,385,000 aggregate principal amount of the 5.875% Notes.  The Company has accepted all of the 3.000% Notes, 4.000% Notes and 5.150% Notes.  Because the aggregate principal amount of 5.875% Notes validly tendered and not validly withdrawn exceeds the maximum purchase sublimit (the "Maximum Purchase Sublimit") of $50,000,000 for the 5.875% Notes, an aggregate principal amount of $50,000,000 of 5.875% Notes will be purchased from tendering holders on a pro rata basis. The 5.875% Notes not accepted by the Company will be promptly returned to the holders.

The following table sets forth the aggregate principal amount of each series of Notes validly tendered as of the Expiration Date, the amount accepted for purchase and the amount outstanding after settlement of the Tender Offer:

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding Prior to Settlement	Maximum Purchase Sublimit	Acceptance Priority Level	Aggregate Principal Amount Tendered	Aggregate Principal Amount Accepted for Purchase	Aggregate Principal Amount Outstanding After Settlement
75621LAJ3	4.000% Exchangeable Senior Debentures due 2025	$94,576,000	No	1	$13,195,000	$13,195,000	$81,381,000
75621LAG9	5.150% Notes due 2011	$123,607,000	No	1	$38,784,000	$38,784,000	$84,823,000
78444FAA4	3.000% Exchangeable Senior Notes due 2027	$168,673,000	Yes ($100,000,000)	2	$13,018,000	$13,018,000	$155,655,000
75621LAH7	5.875% Notes due 2014	$150,000,000	Yes ($50,000,000)	3	$59,385,000	$50,000,000	$100,000,000
		$536,856,000			$124,382,000	$114,997,000	$421,859,000

Holders of 5.150% Notes and 5.875% Notes who validly tendered and did not validly withdraw their Notes prior to 5:00 p.m., New York City time, on March 24, 2010 (the “Early Tender Date”) will receive Total Consideration of $1,010 and $990 per $1,000 principal amount of Notes, respectively. Holders of 5.150% and 5.875% Notes who validly tendered their Notes after the Early Tender Date, but prior to the Expiration Date will receive Tender Offer Consideration of $980 and $960 per $1,000 principal amount of Notes, respectively, which is equal to the applicable Total Consideration for each series of Notes minus an early tender premium equal to $30 per $1,000 principal amount of Notes.  Holders of 4.000% Notes and 3.000% Notes who validly tendered and did not validly withdraw their Notes prior to the Expiration Date will receive Total Consideration of $1,000 and $965 per $1,000 principal amount of Notes, respectively, which is equal to the applicable Tender Offer Consideration for each series of Notes. In addition, the Company will pay accrued and unpaid interest to, but not including, the date of purchase.

Upon settlement of the Tender Offer, which is expected to occur promptly, the consideration for the Notes accepted for purchase will be paid by the Company to The Depository Trust Company, which will allocate such funds to the holders entitled thereto. The total consideration payable by the Company is approximately $115,561,566 including accrued and unpaid interest payable on the Notes accepted for purchase. The Company is funding the repurchase of the Notes with a portion of the proceeds from the recent issuance by the Company, SL Green OP and Reckson of $250,000,000 aggregate principal amount of 7.75% Senior Notes due 2020.

Citigroup Global Markets Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc. served as Dealer Managers.

This press release is for informational purposes only and is not an offer to sell or purchase or the solicitation of an offer to sell or purchase any securities discussed herein.  The Tender Offer was only made pursuant to the terms of the Offer to Purchase, dated March 11, 2010, and the related Letter of Transmittal.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of December 31, 2009, the Company owned interests in 29 New York City office properties totaling approximately 23,211,200 square feet, making it New York’s largest office landlord. In addition, at December 31, 2009, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 374,812 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us.  These risks and uncertainties include the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular; dependence upon certain geographic markets; risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; risks relating to structured finance investments; availability and creditworthiness of prospective tenants and borrowers; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates; our ability to comply with financial covenants in our debt instruments; our ability to maintain our status as a REIT; risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations; the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants; our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

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